Exhibit 99.1

SAVIENT PHARMACEUTICALS ADOPTS STOCKHOLDER RIGHTS PLAN

EAST BRUNSWICK, N.J., August 6, 2012 — Savient Pharmaceuticals, Inc. (“Savient” or the “Company”) (Nasdaq: SVNT) today announced that its Board of Directors has adopted a stockholder rights plan (the “Rights Plan”). Pursuant to the Rights Plan and in accordance with Savient’s certificate of incorporation, Savient’s Board of Directors designated a new series of preferred stock titled “Series A Junior Participating Preferred Stock” and declared a dividend of one right to buy one one-thousandth of a share of such newly authorized Series A Junior Participating Preferred Stock (each a “Right” and, collectively, the “Rights”) for each share of Savient’s common stock outstanding on August 17, 2012 (the “Record Date”).

Savient’s Board of Directors elected to implement the Rights Plan in light of the current market environment, including the recent effort by certain holders of the Company’s convertible notes that were adverse to the best interests of the Company and its security holders. Given these circumstances, the Savient Board of Directors believes that the Rights Plan is a prudent measure to protect stockholder value.

The Rights Plan is intended to enable all of the Company’s stockholders to realize the full value of their investment in the Company. The Rights Plan is also designed to reduce the likelihood that any person or group would gain control of the Company by open market accumulation or other coercive takeover tactics without paying a control premium for all shares. Furthermore, the Rights Plan is not intended to deter offers that are fair and otherwise in the best interests of the Company’s stockholders.

Under the Rights Plan, the Rights in general become initially exercisable if a person or group (i) acquires beneficial ownership of 15% or more of Savient’s common stock or (ii) commences a tender or exchange offer the consummation of which would result in such person or group owning 15% or more of Savient’s common stock. In that situation, each holder of a Right (other than the acquiring person or group of acquiring persons, whose Rights will become void and will not be exercisable) will be entitled to purchase a number of shares of Savient’s common stock equal to the exercise price of the Right divided by one-half of the current market price of such common stock as of the date of the event that resulted in the Rights becoming exercisable.

Savient’s Board of Directors may redeem the Rights for a nominal amount at any time before any person or group becomes an acquiring person or group of acquiring persons.

Savient’s Board of Directors intends to solicit stockholder approval for the Rights Plan on or prior to the close of business on August 6, 2013, the twelve month anniversary of the Rights Plan’s adoption by Savient’s Board of Directors (the “Rights Plan Proposal”). If the Rights Plan Proposal does not receive the affirmative vote of the majority of shares present in person or represented by proxy at a meeting of stockholders duly called for such purpose and entitled to vote on the matter, then the Rights Plan will automatically terminate at the close of business on August 6, 2013. Otherwise, under the Rights Plan’s terms, it will expire at the close of business on August 6, 2015.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Savient Pharmaceuticals with the U.S. Securities and Exchange Commission and in a summary to be mailed to all stockholders following the Record Date.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company’s website at www.savient.com.

SVNT-G

Contact:

Mary Coleman	Kelly Sullivan / Taylor Ingraham
Savient Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
information@savient.com	ksullivan@joelefrank.com / tingraham@joelefrank.com
(732) 418-9300	(212) 355-4449